Exhibit 99.1

Crawford & Company®

5335 Triangle Parkway NW

Peachtree Corners, GA 30092

FOR IMMEDIATE RELEASE

JOEL MURPHY ELECTED TO CRAWFORD & COMPANY® BOARD OF DIRECTORS

Extending Crawford Board to Ten Directors

ATLANTA (June 26, 2024) Crawford & Company® (NYSE: CRD-A and CRD-B) is pleased to announce the appointment of Joel Murphy as an independent director, effective June 25, 2024.

Murphy boasts an impressive background with 35 years of experience in national capital markets, real estate acquisition and development, market analysis, board membership and legal expertise. From 2019 to 2022, Murphy served as president, CEO and board chair of Preferred Apartment Communities, Inc. (PAC) (NYSE: APTS). Prior to becoming CEO of PAC, Murphy founded and grew New Market Properties, LLC as a wholly owned subsidiary of PAC and served as president. Currently, he is chief executive officer of Murphy Capital and Advisory Group LLC, a consulting firm and advisory which promotes and guides quality growth and capital strategies for private and public companies.

“We are proud to welcome Joel to our Board of Directors. He brings with him a wealth of experience and trusted investment perspective, which will further strengthen the bench of esteemed experts on the Crawford board of directors,” says Rohit Verma, president and CEO. “His strategic acumen and proven leadership will be instrumental in guiding our future growth.”

Murphy is a Phi Beta Kappa graduate in Economics from the University of North Carolina at Chapel Hill and a Law Review and honors graduate of the University of Georgia School of Law. He was previously recognized as one of Atlanta’s “Most Admired CEOs” by the Atlanta Business Chronicle and currently serves on the Board of Directors for The Orvis Company.

Jesse C. Crawford Jr., non-executive chair of the board, also expressed enthusiasm about the appointment. “I look forward to working alongside Joel as we continue to drive Crawford’s envisioned future. His fresh insights will undoubtedly serve our company and shareholders well.”

Crawford & Company®

5335 Triangle Parkway NW

Peachtree Corners, GA 30092

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is a leading global provider of claims management and outsourcing solutions to insurance companies and self-insured entities with an expansive network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights for the Class B Common Stock (CRD-B) and protections for the non-voting Class A Common Stock (CRD-A). More information is available at www.crawco.com.

Tag: Crawford-Corporate, Crawford-Investor-News-and-Events

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Media Contacts: mediarelations@us.crawco.com

Lynn Cufley	Katie Cline
+44 7585 901936	+1 470 792 5678
Lynn.Cufley@crawco.uk	katie.cline@us.crawco.com